Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Wednesday, May 23, 2012	Rich Sheffer (952) 887-3753

DONALDSON COMPANY INCREASES QUARTERLY CASH DIVIDEND

MINNEAPOLIS, May 23, 2012 — Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors has increased the quarterly common stock cash dividend by 12.5 percent, from 8 cents per share to 9 cents per share.  Donaldson had previously increased its dividend in January, bringing the total increase so far in 2012 to 20 percent.

The Board declared a regular cash dividend of 9 cents per share, payable June 29th to Shareholders of record as of June 8th. As of April 30th, there were approximately 148,900,000 shares outstanding.

The current declaration is the 227th consecutive quarterly cash dividend paid by Donaldson over a time span of 56 years.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 13,300 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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